Exhibit 99-2                       Schedule A

                             Warrantech Corporation

                          Summary of Audit Adjustments
                            Fiscal year Ended 3-31-99

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Note #    Audit Adjustments resulting from Events subsequent to year end:                Amount

1      Proteva ("PRO"),  a  manufacturer/seller  of computers,  had an agreement          $533,000
       with Warrantech  ("WTEC")  wherein WTEC would administer on behalf of PRO the warranty  provided on each  product.  The agreement  stipulated  WTEC would  receive  an  administrative  fee  for  each  product  shipped.  In
       January/February 1999, WTEC discovered that PRO had underreported to WTEC the number of products shipped.  Based on admissions by Pro of the number of units sold,  WTEC accrued for the units  underreported  and recognized revenue of $1,033,000.  Litigation  commenced in May 1999, resulting in a settlement  agreement  and mutual  release  whereby  WTEC  would  receive
       $500,000  necessitating an adjustment to increase  allowance for doubtful accounts for $533,000.

2      CompUSA,  a retailer of computer  products and customer of WTEC  acquired        $2,447,679
       the Computer City stores. In September/October 1998, WTEC, at the request of  CompUSA,  converted  the 50  acquired  stores to begin  selling  WTEC warranties.  This required sales  personnel  training,  system review for data reporting,  production of supplies and store/salesperson performance monitoring. In November/December WTEC and CompUSA reached an agreement to
       administer   the   contracts   sold  by  Computer  City  prior  to  their
       acquisition.  A draft agreement was prepared  effective December 1, 1998, subject to  approval  of  CompUSA's  in house  counsel.  WTEC  recognized revenue of  $2,448,000 in December  1998,based on the services  rendered.
       While the agreement was under legal review,  Cigna  Property and Casualty
       Insurance notified WTEC of a premium increase which WTEC notified CompUSA on March 30,1999,  in accordance  with its  agreement.  On June 22, 1999,
       CompUSA  rejected  the premium  increase  imposed by Cigna  Property  and
       Casualty  Insurance Company with respect to the insurance  underlying the warranties administered by WTEC. On June 30, 1999, CompUSA gave notice to
       WTEC that it was  terminating the  Administration  Agreement dated August
       18, 1995.  As the  $2,448,000  was not paid,  an  adjustment  to increase allowance for doubtful accounts was required


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       In addition, based on the termination, an allowance for doubtful accounts          $559,000
       for other unpaid receivables from CompUSA totaling $560,000 was required.

       Audit Adjustments resulting from judgmental differences:

3      Historically   and  for  the  fiscal  year  ended  March  31,   1999,WTEC        $1,018,969
       established its allowance for doubtful  accounts at year end by reserving
       100% for any receivables over 15 months.  Ernst & Young  recommended that we provide for an additional reserve of $193,000 for receivables  between
       9 through 15 months and that we provide an additional  further reserve of
       $826,256 for other specific potential uncollectable receivables. (To date
       $489,333 of these receivables has been Collected.)

       Write down of capitalized building costs                                           $155,000

       Other Miscellaneous Audit Adjustments:

4      Comprised of a payroll  accrual  reversal  posted twice for  $158,894;  a          $313,366
       write off of an obsolete prepaid of $135,000 and other sundry adjustments of $19,472.



Total Summary of Audit Adjustments                                                      $5,027,014

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